PAMT CORP ANNOUNCES EXECUTIVE PROMOTIONS

Long-time employee and current CFO, Lance K. Stewart, to be President and CEO

Tontitown, Arkansas, August 4, 2025…….PAMT CORP (NASDAQ: PAMT) (the “Company”) today announced the promotion of the Company’s Chief Financial Officer, Lance K. Stewart, to serve as President and Chief Executive Officer and a director of the Company, effective August 4, 2025. The Company’s Chairman, Matthew T. Moroun, who has been serving as interim Chief Executive Officer of the Company since June 27, 2025, will return to his role as Chairman of the Board. Daniel C. Kleine, the Company’s recently promoted Senior Vice President of Finance and Treasurer, will serve as the Company’s principal financial and accounting officer, effective August 4, 2025, until a permanent Chief Financial Officer is named. The Company is also currently conducting a national search for an additional executive to serve in an operational capacity.

Mr. Stewart, age 56, has served as Vice President of Finance, Chief Financial Officer and Treasurer of the Company since April 2023. He is a native of Tontitown, Arkansas, having grown up near the Company’s headquarters. Mr. Stewart began his career with P.A.M Transport, Inc., the Company’s primary operating subsidiary, in 1989 and served in various capacities before being promoted to Vice President of Accounting in 2002. Mr. Stewart served as Vice President of Accounting and Controller of P.A.M. Transport from 2002 until 2010 and was appointed Vice President of Finance, Chief Financial Officer, Secretary and of the Company in 2010, serving in that capacity until 2013. After a brief period away from the Company, he returned and served as Vice President of Accounting of P.A.M. Transport from 2016 until 2020 and then as Vice President of Operations of P.A.M. Transport from 2020 until becoming Chief Financial Officer of the Company again in April 2023. He also briefly served as interim Chief Financial Officer in March 2023.

Daniel C. Kleine, age 36, has served as Senior Vice President of Finance of P.A.M. Transport since June 2025 and served as Vice President of Tax of P.A.M. Transport from June 2023 to June 2025. Prior to joining the Company, Mr. Kleine served in various roles at George’s, Inc., a privately owned poultry producing company headquartered in Northwest Arkansas, including Tax Director from September 2022 to June 2023 and Tax Accounting Manager from October 2020 to September 2022. He served as Senior Tax Accountant at George’s from June 2017 to October 2020. Additionally, Mr. Kleine served as Senior Tax Accountant at Frost, PLLC in Little Rock, Arkansas from August 2013 to June 2017. Mr. Kleine is a Certified Public Accountant and earned bachelor’s degrees in accounting and finance, with a minor in economics, from the University of Arkansas, Fayetteville, and a master’s degree in accounting from the University of Arkansas, Little Rock.

About PAMT CORP

PAMT CORP is a holding company that owns subsidiaries engaged in providing truckload dry van carrier services transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company’s consolidated operating subsidiaries also provide transportation services in Mexico through its gateways in Laredo and El Paso, Texas, both as part of the services provided by the operating subsidiaries themselves and under agreements with Mexican carriers.

FROM: PAMT CORP

P.O. BOX 188

Tontitown, AR 72770

Lance K. Stewart

(479) 361-9111